Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-112578 of GenTek Inc. on Form S-3 of our report dated March 29, 2004 (September 7, 2004 as to the effects of the discontinued operation described in Note 16), appearing in the Form 8-K of GenTek Inc. dated September 14, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of fresh-start reporting and the change in method of accounting for goodwill and certain intangible assets), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey September 14, 2004